Exhibit 10.6

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), is made as of the Effective Date (as defined below), between AeroClean Technologies, Inc. (“Company”), and Ryan Tyler (“Executive”).

WHEREAS, Company and Executive are parties to an Employment Agreement, dated November 1, 2020, as amended May 1, 2021, pursuant to which Executive is employed as the Chief Financial Officer (“CFO”) of Company (the “Original Employment Agreement”);

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, entered into by and among Company, Molekule, Inc. and certain other parties named therein (the “Merger Agreement”), Company and Executive desire to amend and restate the Original Employment Agreement on the terms contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.             Title and Duties. Subject to the terms and conditions of this Agreement, Executive’s position with Company shall continue to be Chief Financial Officer (“CFO”), reporting to Company’s Chief Executive Officer. Executive accepts such continued employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by the Company in its sole discretion. While serving as CFO hereunder, Executive shall devote substantially all of Executive’s business time and energies to the business and affairs of Company and shall be subject to, and shall comply in all material respects with, the policies of Company applicable to Executive. Notwithstanding the foregoing, Executive may: (i) serve as a member of a board of directors of no more than two (2) other companies with the prior consent of the Board of Directors (the “Board”); (ii) engage in charitable, professional trade association, civic, educational and religious activities, and (iii) manage personal and family investments, in each case, to the extent such activities, whether individually or in the aggregate, do not materially interfere or conflict with the performance of Executive’s duties and responsibilities to the Company and provided further that Executive’s services are not performed for any company that competes with the Company, directly or indirectly. The Company has pre-approved the “Outside Activities” listed on Exhibit A, and Executive shall provide an updated list of any such activities in the preceding clauses (i) – (iii) to the Company on an annual basis.

2.             Term; Termination.

(a)           Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”). Executive’s employment with Company will be on an “at-will” basis, which means that Executive’s employment is terminable by either Company or Executive at any time for any reason or no reason, with or without Cause, subject to the provisions of Section 2 hereof.

(b)           Termination by Company. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment hereunder as follows:

(i)                 For Cause. Company may terminate Executive’s employment for Cause (as defined below) by written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company, provided that if Executive has cured the circumstances giving rise to Cause (as such cure right may be applicable pursuant to the terms and conditions set forth below) then such termination shall not be effective.

(ii)               Without Cause. Company may terminate Executive’s employment without Cause, by written notice by Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

For the purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Executive’s willful failure or refusal to comply with lawful directions of the Board, which failure or refusal continues for more than five (5) business days after written notice is given to Executive; (iii) material breach by Executive of a material written Company policy or under this Agreement, provided Executive does not cure such breach within five (5) business days after receiving written notice of the alleged breach; or (iv) misconduct by Executive that materially damages Company or any of its affiliates. Except in the case of (ii) above, it is not necessary that Company’s finding of Cause occur prior to Executive’s termination of service.

(c)           Termination by Executive. Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment at any time for any reason or no reason by written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice.

(d)           Termination Due to Death or Disability. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment due to Executive’s death or Disability (as defined below) by written notice, which termination shall be effective on the date of such notice or such later date as specified in writing by Company. For purposes of this Agreement, “Disability” means Executive’s failure to perform Executive’s duties or Executive’s absence as a result of Executive’s physical or mental disability for a period of ninety (90) consecutive days or an aggregate of one hundred twenty (120) days in any twelve (12) month period, as determined by Company.

3.             Compensation.

(a)            Base Salary. While Executive is employed hereunder, Executive shall earn a base salary at the annual rate of three hundred thousand dollars ($300,000) (the “Base Salary”). The Base Salary shall be payable in substantially equal periodic installments, at least on a monthly basis, in accordance with Company’s payroll practices as in effect from time to time. The Base Salary shall be subject to adjustments from time to time by the Compensation Committee of the Board (the “Compensation Committee”), however, the Base Salary shall at no time be adjusted below the Base Salary for the preceding year.

(b)           Annual Bonus. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) for all years in which Executive is employed by Company hereunder. The target Annual Bonus shall be equal to sixty percent (60%) of Executive’s Base Salary (i.e., one hundred eighty thousand dollars ($180,000)). The amount of Annual Bonus, if any, shall be determined by the Board in its sole discretion, and may be based on factors such as Executive’s work performance, Company’s financial performance, Company’s business forecasts, Company’s determination of Executive’s achievement of milestones for the applicable year, and economic conditions generally. The Annual Bonus shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year to which it pertains. Executive must be employed by Company at the time that the Annual Bonus is paid in order to be eligible for such Annual Bonus.

(c)            Benefits; Vacation; Principal Place of Business. Executive shall be entitled to participate in all benefit/welfare plans and any vacation policy provided to employees at the same level as Executive, as in effect from time to time. If a medical insurance plan is adopted by Company, Company will pay fifty percent (50%) of the cost of Executive’s participation premiums under such plan. Company will reimburse Executive for lease payments on a company car in an amount up to six hundred fifty dollars ($650) per month for so long as Company deems such company car to be necessary to Executive to carry out his duties under this Agreement. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion. The Executive’s principal place of business is in Palm Beach Gardens, Florida, and he will not be required to move his principal place of business to a new location that is greater than thirty (30) miles from his current principal place of business.

(d)            Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by Company for its senior executive officers.

4.             Termination Payments; Severance Benefits.

(a)            Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) any earned but unpaid Base Salary; and (ii) any unpaid expense reimbursements (the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Company’s termination of Executive’s employment for Cause or as a result of Executive’s death or Disability, or in the event of Executive’s termination of Executive’s employment for any reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments.

(b)           Severance in the Event of Termination Without Cause. Subject to the terms and conditions of Section 4(d), in the event that Executive’s employment hereunder is terminated by Company without Cause then, in addition to the Accrued Obligations, Company shall pay Executive: (i) an amount equal to continuation of Executive’s monthly Base Salary for a twelve (12) months period, with such payments to be made in accordance with Company’s normal payroll practices and schedules; and (ii) upon Executive’s timely election to continue existing health benefits under COBRA, and consistent with the terms of COBRA and Company’s health insurance plan, Company will continue to pay Company’s then-current dollar level of contribution towards the premiums of the Executive’s medical and dental coverage as in effect on the date of such termination (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premium”) through the period starting on the date of such termination and ending on the earliest to occur of (1) twelve (12) months after such termination; (2) the date Executive becomes eligible for group health insurance coverage through a new employer; and (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from such termination through the earliest of (1) through (3), the “COBRA Premium Period”) ((i) and (ii), collectively, the “Severance Benefits”). Executive will be responsible for timely paying any remaining portion of the COBRA Premiums in order to maintain COBRA coverage during the COBRA Premium Period. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify Company of such event. The Severance Benefits are expressly subject to the conditions described above and in Section 4(d) below.

(c)            Accelerated Vesting in Event of Termination without Cause Following Change of Control. Subject to the terms and conditions of Section 4(d), in the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control Company terminates Executive’s employment without Cause, then Executive automatically shall become vested in one hundred percent (100%) of outstanding time-based equity awards granted to Executive by Company.

For purposes of this Section, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by Company of all or substantially all of Company’s assets. Executive acknowledges and agrees that the transactions contemplated by the Merger Agreement shall not constitute a Change of Control.

(d)           Conditions. Company shall not be obligated to provide Executive any payment, benefit and/or vesting described in Section 4(b) or Section 4(c) unless and until Executive has executed without revocation a separation agreement in a form acceptable to Company, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, the provision of separation pay and benefits due from Company to Executive as applicable, a complete general release of claims against Company and its affiliated entities and each of their officers, directors and employees, and standard terms relating to non-disparagement, confidentiality, cooperation and the like. If Executive executes and does not revoke such agreement within the Review Period, then provision of payments, benefits and/or vesting shall commence on the first (1st) regular payroll date following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until on or after January 2 of such subsequent calendar year. The first payment shall include in a lump sum all amounts that were otherwise payable to Executive from the date of Executive’s separation from service through such first payment.

5.             Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement. Executive acknowledges that Executive is party that certain Company’s Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, attached hereto as Exhibit B, and incorporated by reference into this Agreement (the “Confidentiality Agreement”) and that the Confidentiality Agreement shall continue in effect in accordance with its terms.

6.              Code Sections 409A and 280G.

(a)           In the event that the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)              Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)               Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)           It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)            Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)           If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock-based compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

7.             General.

(a)            Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with Company or, in the case of Company, at its main offices, attention of the Chairperson of the Board.

(b)           Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(c)            Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(d)            Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the state of Florida without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Florida or the United States of America for the Southern District of Florida. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(e)            Entire Agreement; Modifications and Amendments. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including the Original Employment Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(f)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Ryan Tyler	AEROCLEAN TECHNOLOGIES, INC.

/s/ Ryan Tyler	By: /s/ Jason DiBona
Signature	Name: Jason DiBona
Date: October 3, 2022	Title: Chief Executive Officer
Address:	Date: October 3, 2022

(Signature page to Employment Agreement)

EXHIBIT A

OUTSIDE ACTIVITIES

EXHIBIT B

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION,

AND INVENTIONS ASSIGNMENT AGREEMENT